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                                  EXHIBIT 11.1

                             ADFLEX SOLUTIONS, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                    (in thousands, except per share amounts)

                                              Year Ended           Year Ended           Year Ended
                                             December 31,         December 31,         December 31,
                                                 1995                 1996                 1997
                                                 ----                 ----                 ----
Net income (loss)                             $ (3,723)             $(25,024)           $  8,596

Computation of shares used in net income
(loss) per share:

Weighted average common shares
 outstanding                                     6,855                 8,580               8,712

Incremental common equivalent
shares representing shares issuable
upon exercise of stock options
and warrants (1)                                  --                    --                   182
                                              --------              --------            --------

Total weighted average shares - diluted          6,855                 8,580               8,894
                                              ========              ========            ========

Total weighted average shares - basic            6,855                 8,580               8,712
                                              ========              ========            ========
Net income (loss) per diluted common and
common equivalent share                       $   (.54)             $  (2.92)           $   0.97
                                              ========              ========            ========
Net income (loss) per basic common and
common equivalent share                       $   (.54)             $  (2.92)           $   0.99
                                              ========              ========            ========


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(1) Amount calculated using the treasury stock method and fair market values for stock.